Exhibit 14.1

March 2004

CODE OF ETHICS

     Mediacom Communications Corporation expects all of its employees, including its principal executive officer, principal financial officer and principal accounting officer, as well as the members of its board of directors and the employees of its direct and indirect subsidiaries, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by other policies and procedures adopted by Mediacom that govern the conduct of its employees and directors. This Code of Ethics is intended to supplement any other policies and procedures adopted by Mediacom.

     You agree to:

(a)	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	Take all reasonable measures to protect the confidentiality of non-public information about Mediacom and its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(c)	Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Mediacom and its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Mediacom and its subsidiaries;

(d)	Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Mediacom or its subsidiaries is a member; and

(e)	Promptly report any possible violation of this Code of Ethics to Mediacom’s General Counsel, who shall report any apparent violations to the Chairman of Mediacom’s Audit Committee.

     You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Mediacom’s or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of Mediacom or its subsidiaries misleading.

     You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Mediacom.

     If you have any questions regarding the best course of action in a particular situation, you should promptly contact Mediacom’s General Counsel. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

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